Exhibit 99.1

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S Steward Health Care System LLC Years Ended December 31, 2018 and 2017 With Report of Independent Auditors

Steward Health Care System LLC Consolidated Financial Statements Years Ended December 31, 2018 and 2017 Contents Report of Independent Auditors.1 Consolidated Balance Sheets .3 Consolidated Statements of Operations.4 Consolidated Statements of Comprehensive Loss .5 Consolidated Statements of Changes in Members’ Deficit .6 Consolidated Statements of Cash Flows .7 Notes to Consolidated Financial Statements .9

A member firm of Ernst & Young Global Limited Ernst & Young LLP One Victory Park Suite 2000 2323 Victory Avenue Dallas, TX 75219 Tel: +1 214 969 8000 Fax: +1 214 969 8587 ey.com 1 Report of Independent Auditors The Board of Directors and Members Steward Health Care System LLC We have audited the accompanying consolidated financial statements of Steward Health Care System LLC, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, changes in members’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

A member firm of Ernst & Young Global Limited 2 Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Steward Health Care Systems LLC at December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. June 28, 2019, except for Recently Issued or Adopted Accounting Pronouncements included in Note 2, as to which the date is August 5, 2019

3 Steward Health Care System LLC Consolidated Balance Sheets 2018 2017 Assets Cash and cash equivalents $ 74,258 $ 69,088 Patient accounts receivable, less allowance for doubtful accounts of $424,396 and $135,535 in 2018 and 2017, respectively 669,094 686,748 Other accounts receivable 266,811 203,132 Income tax receivable – 63,230 Estimated settlements with third-party payors 10,853 8,865 Inventories 119,407 126,027 Prepaid expenses 48,735 61,204 Other current assets 19,294 18,922 Total current assets 1 ,208,452 1 ,237,216 Property and equipment – net 1,339,786 2,655,647 Other assets 119,289 198,060 Goodwill and other intangible assets 548,044 567,253 Total assets $ 3 ,215,571 $ 4,658,176 Liabilities and members’ deficit Current liabilities: Current portion of long-term debt $ 17,875 $ 79,853 Accounts payable and accrued expenses 805,544 690,196 Accrued compensation and benefits 239,900 222,635 Medical claims 155,476 163,458 Estimated settlements with third-party payors 20,221 16,620 Current portion of deferred gain 57,639 6,536 Current portion of sale-leaseback financing obligation 10,891 67,579 Other current liabilities 135,016 105,298 Total current liabilities 1 ,442,562 1 ,352,175 Long-term debt – net of current portion and debt issuance costs 1,335,434 1,907,157 Professional liability costs 163,923 138,253 Deferred tax liabilities 479 13,204 Deferred gain – net of current portion 645,665 39,769 Sale-leaseback financing obligation - net of current portion 182,622 1,552,311 Other liabilities 654,444 560,088 587 157 Total liabilities 4 ,425,129 5 ,562,957 Non-controlling interests with redemption rights 8 7,835 8 5,125 Members’ deficit (1,324,117) (1,017,634) Non-controlling interests - non-redeemable 26,724 27,728 Total deficit (1,297,393) (989,906) Total liabilities and members’ deficit $ 3 ,215,571 $ 4,658,176 December 31 (Amounts in Thousands) See accompanying notes.

4 Steward Health Care System LLC Consolidated Statements of Operations 2018 2017 Net patient service revenue $ 5,434,043 $ 3,327,312 Less provision for bad debts (580,378) (284,765) Net patient service revenue, less provision for bad debts 4,853,665 3,042,547 Premium revenue 1,449,638 465,651 Other revenue 322,886 197,443 Total revenues 6,626,189 3,705,641 Expenses: Salaries, wages, and fringe benefits 2,744,635 1,780,182 Supplies and other expenses 2,628,183 1,561,051 Medical claims expense 1,151,875 363,978 Depreciation and amortization 230,802 154,772 Interest 169,777 108,604 Transaction expenses – 49,792 Gain on sale-leaseback transaction, net (3,931) – Gain on sale of assets and business (31,274) – Reorganization expenses 5,308 8,859 Total expenses 6,895,375 4,027,238 Loss from operations (269,186) (321,597) Other non-operating income, net (403) (2,223) Loss before income taxes (268,783) (319,374) Income tax expense (benefit) 10,764 (112,193) Net loss (279,547) (207,181) Net loss (earnings) attributable to non-controlling interests 8 ,443 (248) Net loss attributable to Steward Health Care System LLC $ (271,104) $ (207,429) (Amounts in Thousands) Year Ended December 31 See accompanying notes.

5 Steward Health Care System LLC Consolidated Statements of Comprehensive Loss 2018 2017 Net loss $ (279,547) $ (207,181) Other comprehensive loss: Unrealized loss on available-for-sale securities (5,950) - Pension liability adjustment (1,392) (2,065) Other comprehensive loss before income taxes (7,342) (2,065) Income tax expense - - Total other comprehensive loss, net of tax (7,342) (2,065) Net loss (earnings) attributable to non-controlling interests 8,443 (248) Comprehensive loss attributable to Steward Health Care System LLC $ (278,446) $ (209,494) (Amounts in Thousands) Year Ended December 31 See accompanying notes.

6 Steward Health Care System LLC Consolidated Statements of Changes in Members’ Deficit Accumulated Deficit Accumulated Other Comprehensive Loss Noncontrolling interests Non-redeemable Total Deficit BALANCE, JANUARY 1, 2017 $ (908,524) $ (1,707) $ - $ (910,231) Net (loss) income (207,429) - 1,189 (206,240) Pension liability adjustment - (2,065) - (2,065) Non-controlling interests acquired - - 26,539 26,539 Issuance of convertible preferred interests 100,000 - - 100,000 Distributions (89) - - (89) Equity-based compensation expense 2,180 - - 2,180 BALANCE, DECEMBER 31, 2017 $ (1,013,862) $ (3,772) $ 27,728 $ (989,906) Net (loss) income (271,104) - 3,196 (267,908) Pension liability adjustment - (1,392) - (1,392) Unrealized loss on available-for-sale securities - (5,950) - (5,950) Repurchase of equity (5,275) - - (5,275) Distributions - - (4,200) (4,200) Adjustment to redemption value of noncontrolling interests with redemption rights (24,942) - - (24,942) Equity-based compensation expense 2,180 - - 2 ,180 BALANCE, DECEMBER 31, 2018 $ (1,313,003) $ (11,114) $ 26,724 $ (1,297,393) Members' Deficit (Amounts in Thousands) See accompanying notes.

7 Steward Health Care System LLC Consolidated Statements of Cash Flows 2018 2017 Operating Activities Net loss $ (279,547) $ (207,181) Adjustments to reconcile net loss to net cash (used in) provided by operating activities: Depreciation and amortization 230,802 154,772 Provision for bad debts 580,378 284,765 Equity-based compensation expense 2,180 2,180 Deferred tax, net (29,589) (244,051) Non-cash interest expense 7,963 2,342 Amortization of deferred gains (15,093) (6,214) Gain on sale-leaseback transaction, net (3,931) – Gain on sale of assets and business (31,274) (1,953) Other – (6,682) Increase (decrease) in cash resulting from a change in: Patient accounts receivable (563,349) (315,064) Establishment of accounts receivable of recent acquisitions – (128,634) Other assets 73,516 (50,816) Accounts payable, accrued expenses, and other liabilities 267,598 494,372 Net cash provided by (used in) operating activities 239,654 (22,164) Investing Activities Purchase of property and equipment (200,895) (83,403) Proceeds from sale of assets and business 57,851 – Purchase of available-for-sale securities (7,500) – Cost of acquisitions, net of cash acquired (1,082) (440,623) Increase in noncurrent other assets (4,413) (51,209) Net cash used in investing activities (156,039) (575,235) Financing Activities Payment of debt issuance costs – (16,598) Proceeds from issuance of debt 38,648 15,000 Proceeds under revolving credit facility 30,000 650,000 Payments under revolving credit facility (80,000) (35,000) Repayments of debt and capital lease obligations (87,448) (65,994) Distributions (12,320) (89) Proceeds from preferred equity issuance – 100,000 Net proceeds from sale-leaseback transaction 42,823 – Repurchases of equity interests (5,275) – Cash paid for the repurchase of non-controlling interests (2,348) – Other (2,525) (745) Net cash (used in) provided by financing activities (78,445) 646,574 – Net increase in cash and cash equivalents 5,170 49,175 Cash and cash equivalents at beginning of year 69,088 19,913 Cash and cash equivalents at end of year $ 74,258 $ 69,088 Year Ended December 31 (Amounts in Thousands)

8 Steward Health Care System LLC Consolidated Statements of Cash Flows (continued) 2018 2017 Supplemental disclosure of cash flow information Cash paid for interest $ 168,025 $ 95,640 Net cash paid for income taxes $ – $ 58,561 Supplemental schedule of non-cash investing and financing activity Purchase of property and equipment financed by capital leases $ 11,399 $ 37,735 Reduction of financing obligations resulting from qualifying for sale-leaseback accounting $ 2,016,881 $ – Non-cash financing to fund acquisitions $ – $ 1,711,300 (Amounts in Thousands) See accompanying notes.

Steward Health Care System LLC Consolidated Statements of Cash Flows (continued) 2018 2017 Supplemental disclosure of cash flow information Cash paid for interest $ 168,025 $ 95,640 Net cash paid for income taxes $ – $ 58,561 Supplemental schedule of non-cash investing and financing activity Purchase of property and equipment financed by capital leases $ 11,399 $ 37,735 Reduction of financing obligations resulting from qualifying for sale-leaseback accounting $ 2,016,881 $ – Non-cash financing to fund acquisitions $ – $ 1,711,300 (Amounts in Thousands) See accompanying notes.

9 Steward Health Care System LLC Notes to Consolidated Financial Statements December 31, 2018 1. Organization Steward Health Care System LLC (Steward or the System) is an affiliate of Cerberus Capital Management, L.P. (the financial sponsor) and was formed in March 2010 for the purpose of owning and operating community-based hospitals and related healthcare entities. Steward commenced its principal operations on November 6, 2010, when it acquired the business, assets, and operations of Caritas Christi. On May 1, 2017, Steward acquired the operations, inventories, prepaid expenses, personal property, and other miscellaneous items of eight hospitals along with affiliated outpatient service facilities and physician clinics (the CHS Transaction) from Community Health Systems, Inc. (CHS). On September 29, 2017, Steward merged with IASIS Healthcare LLC (IASIS) and, as a result, acquired seventeen acute care hospitals; one behavior health hospital facility; several affiliated outpatient service facilities; several affiliated physician clinics (the IASIS Merger); and Steward Health Choice Arizona, Inc. and related entities (Health Choice). The results of operations from facilities purchased as a result of the CHS Transaction and the IASIS Merger are included from the date of each of these transactions. As of December 31, 2018, the healthcare service organizations owned and operated by Steward’s subsidiaries and affiliates include: • Steward Hospitals – primarily manages acute care hospital campuses driving value to patients through high-quality healthcare services in the most cost-effective manner, as well as operating ambulatory surgery centers, affiliated or owned urgent care providers, and post-acute care. • Steward Medical Group (SMG) – a large employed multi-specialty group practice with physician-affiliated businesses across all the states Steward operates in, with over 1,700 employed physicians in approximately 600 clinic sites. In addition, SMG manages other physician-affiliated businesses, including home care, medical oncology, and centralized electronic intensive care units (eICU).

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 10 1. Organization (continued) • Steward Health Care Network, Inc. (SHCN) – a highly integrated physician network of approximately 5,000 physicians and managed care contracting entity, which operates the largest accountable care organization (ACO) in New England. In addition, SHCN manages Health Choice. Health Choice is a managed care organization and insurer that delivers healthcare services to over 500,000 members through multiple health plans, accountable care networks, and managed care solutions. Health Choice is headquartered in Phoenix, Arizona. • Tailored Risk Assurance Company, Ltd. (TRACO) – a captive insurance company incorporated and based in the Cayman Islands that provides professional and general liability insurance. 2. Summary of Significant Accounting Policies Principles of Consolidation and Basis of Presentation The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of subsidiaries and affiliates controlled by Steward. Significant intercompany accounts and transactions have been eliminated in preparing the consolidated financial statements. Use of Estimates The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 11 2. Summary of Significant Accounting Policies (continued) Revenue Recognition – Net Patient Service Revenue Net patient service revenue is recognized in the period the healthcare services are provided at the estimated net realizable amounts due from patients, third-party payors, and others, including estimated retroactive adjustments resulting from ongoing and future audits, reviews, or investigations under reimbursement agreements with third-party payors. Contracts, laws, and regulations governing Medicare, Medicaid, and managed care payor arrangements are complex and subject to interpretation. Additionally, under the terms of various agreements, regulations, and statutes, certain elements of third-party reimbursement are subject to negotiation, audit, and/or final determination by the third-party payors. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. Variances between preliminary estimates of net patient service revenue and final third-party settlements are included in net patient service revenue in the year in which the settlement or change in estimate occurs. Allowance for Doubtful Accounts Steward reports the provision for bad debts as a deduction from net patient service revenue. Patient accounts receivable are reduced by an allowance for doubtful accounts. In evaluating the collectability of accounts receivable, Steward analyzes its past history and identifies trends for each of its major payor sources of revenue to estimate the appropriate allowance for doubtful accounts and provision for bad debts. Management regularly reviews data about these major payor sources of revenue in evaluating the sufficiency of the allowance for doubtful accounts. For receivables associated with services provided to patients who have third-party coverage, Steward analyzes contractually due amounts and provides an allowance for doubtful accounts and a provision for bad debts, if necessary (for example, for expected uncollectible deductibles and copayments on accounts for which the third-party payor has not yet paid). For receivables associated with self-pay patients, Steward records a significant provision for bad debts in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible. The difference between the standard rates (or the discounted rates if negotiated) and the amounts actually collected after all reasonable collection efforts have been exhausted is charged off against the allowance for doubtful accounts. During 2018, the system changed its discount for self-pay accounts to adjust self-pay accounts using an uninsured discount of 75% for certain hospitals resulting in a decrease in net patient service revenue of $49.5 million in the accompanying consolidated statements of operations for the year ended December 31, 2018.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 12 2. Summary of Significant Accounting Policies (continued) The allowance for doubtful accounts was approximately $424.4 million and $135.5 million as of December 31, 2018 and 2017, respectively. This balance as a percentage of accounts receivable, net of contractual adjustments, was approximately 39% and 16% as of December 31, 2018 and 2017, respectively. The increase in the allowance for doubtful accounts from December 31, 2017 to December 31, 2018, was primarily due to the increase of accounts receivable, reserves attributable to acquired patients receivable and other amounts that the System believes the collectability was adversely affected by system issues associated with an executory IT contract that was assumed through the IASIS transaction and contemplated by the System, Seller, and Advisors as part of determining the purchase price, and the revenue cycle process at the eight hospitals and affiliates acquired through the CHS Transaction. As of November 1, 2018, all billing and collection functions for these hospitals acquired through the CHS Transaction were centralized. Premium Revenue, Capitation Arrangements and Other Managed Care Revenue Certain of the System’s subsidiaries have agreements with various health maintenance organizations (HMOs) to provide medical services to subscribing participants. Under these agreements, the subsidiaries receive monthly capitation payments based on the number of covered participants, regardless of services actually performed by the subsidiaries. Expenses incurred related to services provided by healthcare providers other than the subsidiaries, pursuant to capitation arrangements entered into by the subsidiary, are accrued in the period in which the services are provided, based, in part, on estimates that include an accrual for medical services incurred but not reported. These expenses, along with other expenses incurred by Steward related to capitated arrangements, are reported as medical claims expense related to premium revenue in the accompanying consolidated statements of operations. Included within other revenue is revenue from managed care contracts with certain third-party payors. Under these managed care contracts, the System can earn revenue by providing care to participating patient members more efficiently than contractual cost benchmarks. Additionally, the System can earn revenue from these managed care contracts for achieving certain quality of care scores, based upon contractual metrics. Steward estimates revenue that is earned under these managed care contracts based upon an estimate of the cost of providing care to patient members and the expected quality of care scores in the period that the related service was provided, as the settlement of payment with the third-party payors occurs subsequent to the end of the fiscal year.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 13 2. Summary of Significant Accounting Policies (continued) The final revenue earned under these arrangements is subject to final determination by the third party payors. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. Variances between preliminary estimates of revenue earned under these arrangements are included in other revenue in the years in which the change in estimate occurs. During the years ended December 31, 2018 and 2017, Steward recognized $13.7 million and $30.7 million, respectively, as increases to other revenue under these managed care contracts as a result of changes in prior year estimates. Health Choice Health Choice is a suite of managed care and insurance entities, which primarily serves Medicaid health plan enrollees in Arizona and Utah. Health Choice derives most of its revenue in Arizona, which includes two contracts with Arizona Health Care Cost Containment System (AHCCCS) to provide specified health services to qualified Medicaid enrollees through contracted providers. AHCCCS is the state agency that administers Arizona’s Medicaid program. Approximately $1.1 billion of the premium revenue included in the 2018 consolidated statements of operations is related to these two arrangements. Health Choice’s acute Medicaid contract that comprises the majority of the revenue from the two AHCCCS contracts, was set to expire on September 30, 2018. On March 5, 2018, Health Choice received notice that it was awarded an AHCCCS Complete Care (ACC) contract to provide both physical and behavioral health services to AHCCCS members beginning October 1, 2018. The ACC contracts replace the legacy AHCCCS acute Medicaid contracts, which expired on September 30, 2018. The initial term of the ACC Contract is for three years, with two two-year options to extend, which are at the sole discretion of AHCCCS. The contract is terminable without cause on 90 days’ written notice or for cause upon written notice if the System fails to comply with any term or condition of the contract or fails to take corrective action as required to comply with the terms of the contract. Additionally, AHCCCS can terminate the contract in the event of the unavailability of state or federal funding. In Arizona and surrounding states, Steward Health Choice Arizona and Steward Health Choice Generations subcontracts with hospitals, physicians, and other medical providers to provide services to its Medicaid and Medicare enrollees in Apache, Coconino, Gila, Maricopa, Mohave, Navajo, Pima, and Pinal counties, regardless of the actual costs incurred to provide these services. Health Choice also includes a joint venture, Health Choice Integrated Care LLC (HCIC), in which the System has a 52% ownership interest, previously had a contract with AHCCCS to operate an

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 14 2. Summary of Significant Accounting Policies (continued) integrated acute and behavioral health plan in northern Arizona. Effective October 1, 2018, HCIC’s contract with AHCCCS was extended and assigned to Steward Health Choice Arizona. As a result of the assignment, HCIC remains contracted for the governance of the Regional Behavioral Health Authority contract with AHCCCS. Health Choice’s health plan contracts require the arrangement of healthcare services for enrolled patients in exchange for fixed monthly premiums, based upon negotiated per capita member rates. Capitation payments received by Health Choice are recognized as premium revenue in the month that members are entitled to healthcare services. Premium revenue includes adjustments to revenue related to the program settlement process for the Arizona-managed Medicaid plan under the related state contract. This program settlement process reconciles estimated amounts due to or from the state based on the actual premium revenue and medical costs and contractually mandated limits on profits and losses. Although estimates of future program settlement amounts are recorded in current periods, the program settlement process typically occurs in the 18 months post-plan year, when actual (rather than projected) claims and member eligibility data become available and a net settlement amount is either due to or from the state. Adjustments to the estimates of future program settlement amounts are recorded as a component of premium revenue. The System maintains performance bonds to guarantee Health Choice’s obligations to providers and non-contracting providers, and performance by Health Choice of its obligations under its contracts with AHCCCS. These performance bonds are maintained in the form of surety bonds. The total amount of issued surety bonds guaranteeing these obligations at December 31, 2018 was approximately $146.1 million. US Family Health Plan The US Family Health Plan (the Health Plan) is a U.S. Department of Defense (DOD) sponsored health plan available to families of active duty military, uniformed services retirees, and their eligible family members, including those age 65 and over. The National Defense Authorization Act of 1997 established six civilian organizations as designated providers of the Health Plan. Brighton Marine Health Center, Inc. (Brighton Marine) is the designated provider in Massachusetts and Rhode Island. Under the program, Brighton Marine is fully at-risk and the program requirements and the methodology for capitation rate payments are established pursuant to the current provisions of a ten-year contract with the DOD effective through September 30, 2023. In order to meet the terms of its DOD contract, Brighton Marine has subcontracted most of the administration of the Health Plan, and all of the financial risk for provision of services, to

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 15 2. Summary of Significant Accounting Policies (continued) Steward. This subcontract is co-terminus with Brighton Marine’s contract with the DOD. To assist the System with its responsibilities, Steward had subcontracted with Tufts Health Plan (THP) to assist with the administration of the Health Plan and to access THP’s network of providers. Approximately $141.6 million and $138.7 million of the premium revenue included in the 2018 and 2017 consolidated statements of operations, respectively, is related to this arrangement. Medical Claims Payable Monthly capitation payments made by the System’s managed care organizations to physicians and other healthcare providers are expensed in the month services are contracted to be performed. Claims expense for non-capitated arrangements is accrued as services are rendered by hospitals, physicians, and other healthcare providers during the year. Medical claims payable related to the System’s managed care organizations includes an estimate of claims received but not paid and an estimate of claims incurred but not received. These claims are estimated using a combination of historical claims experience (including severity and payment lag time) and other actuarial analysis, including number of enrollees, age of enrollees, and certain enrollee health indicators, to predict the cost of healthcare services provided to enrollees during any given period. During 2018 and 2017, the System recognized approximately $23.2 million and $12.2 million, respectively, in net favorable claims development related to positive runout experience on claims payable balances. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from estimates given changes in the healthcare cost structure or adverse or favorable experience. The System has various reinsurance contracts with third-party reinsurers. Reinsurance is received for claims expense incurred in excess of contracted attachment points. Reinsurance recoveries are recorded as a component of medical claims expense in the accompanying consolidated statements of operations, while reinsurance receivables are included in other current assets in the accompanying consolidated balance sheets. Reinsurance recoveries and receivables are calculated based on a combination of claims paid in excess of contracted attachment points and an estimation of reinsurance recoveries on incurred but not reported claims.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 16 2. Summary of Significant Accounting Policies (continued) The following table shows the components of the change in medical claims payable (in thousands): 2018 2017 Claims payable, beginning of year $ 163,458 $ 9,514 Claims payable, acquired – 144,938 Net claims payable 163,458 154,452 Claims expense attributable to: Current period 838,751 272,912 Prior period (23,226) (12,166) Claims expense 815,525 260,746 Claims payments attributable to: Current period 687,841 159,935 Prior period 135,666 91,805 Claims paid 823,507 251,740 Net claims payable, end of year $ 155,476 $ 163,458 Cash and Cash Equivalents Cash and cash equivalents include investments in highly liquid debt instruments with maturities of three months or less when purchased. The System places its temporary cash investments with high-credit-quality financial institutions. At times, such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 17 2. Summary of Significant Accounting Policies (continued) Fair Value Measurements The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of these instruments. Steward applies the methods of calculating fair value as described in Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement, to value its investments. As defined in ASC 820-10, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below: Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs. Level 2: Observable inputs that are based on inputs not quoted in active markets but corroborated by market data. Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. In determining fair value, Steward utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value. The following is a description of the System’s valuation methodologies for assets measured at fair value. Fair value for Level 1 is based upon quoted market prices. Fair value for Level 2 is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets. Inputs are obtained from various sources, including market participants, dealers, and brokers.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 18 2. Summary of Significant Accounting Policies (continued) The fair value of long-term debt approximated its carrying value and was deemed to be classified within Level 2 of the fair value hierarchy as of December 31, 2018 and 2017, as the interest rates on these instruments approximated current market rates. Property and Equipment Property and equipment balances acquired in connection with acquisitions are adjusted to estimated fair value at the acquisition date. All other property and equipment additions and major improvements are capitalized and are stated at cost. Internal-use software costs are expensed in the preliminary project stage. Certain direct costs incurred at later stages and associated with the development and purchase of internal-use software, including external costs for services and internal payroll costs related to the software project, are capitalized within property plant and equipment in the accompanying consolidated balance sheets. Property and equipment balances are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from 1 to 40 years. Equipment under capital leases is amortized using the straight-line method over the shorter period of the lease term or the estimated useful life of the equipment. Such amortization is included within depreciation and amortization expense in the accompanying consolidated statements of operations. Depreciation expense, including amortization of assets capitalized under capital leases, is computed using the straight-line method and was $213.7 million and $146.1 million for the years ended December 31, 2018 and 2017, respectively. Minor improvements, maintenance, and repairs are charged to operations as incurred. Property and equipment balances are reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment of long-term assets was recognized during the years ended December 31, 2018 or 2017. Goodwill and Other Intangible Assets Goodwill is not amortized but is instead tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that the balance might be impaired. This impairment test is performed annually on the first day of the fourth quarter at the reporting unit level. Steward has the option to perform a qualitative or quantitative assessment of goodwill in evaluating goodwill for impairment. When testing goodwill for impairment qualitatively, if Steward assesses it is more likely than not that the fair value of the reporting unit substantially exceeds its carrying value than no further quantitative analysis is required. When testing goodwill for impairment quantitatively, goodwill is considered to be impaired if the carrying value of the reporting unit, including goodwill, exceeds the reporting unit’s fair value. The reporting unit’s fair

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 19 2. Summary of Significant Accounting Policies (continued) value is estimated using the income approach (discounted cash flow). The discounted cash flow approach requires the use of assumptions and judgments, including estimates of future cash flows and the selection of discount rates. Other intangible assets consist of amortizable intangible assets and indefinite-lived intangible assets. Amortizable intangible assets include member relationships, contracts and licenses and are amortized over three to fifteen years. Amortizable intangible assets are reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Steward determined that no impairment of goodwill or other intangible assets existed as of December 31, 2018 or 2017. As of December 31, 2018, $66.3 million of goodwill was associated with a reporting unit with negative carrying value. Income Taxes The System accounts for income taxes under the provisions of ASC Topic 740, Income Taxes, which requires the System to utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. The System reduces its deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that the System will not realize some portion or all of the deferred tax assets. The System considers relevant evidence, both positive and negative, to determine the need for a valuation allowance. Information evaluated includes its financial position and results of operations for the current and preceding years, the availability of deferred tax liabilities, and tax carrybacks, as well as an evaluation of currently available information about future years. The System recognizes and measures uncertain tax positions and records tax benefits when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. At each period-end, it is necessary for Steward to make certain estimates and assumptions to compute the provision for income taxes, including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 20 2. Summary of Significant Accounting Policies (continued) of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired, and additional information is obtained. The effect of these revisions is recorded in income tax expense or benefit in the period in which they become known. Employee Termination Benefits Steward has formal termination benefit plans with some of its employees. Under these arrangements, employees are entitled to minimum termination benefits based upon employment position and earn additional termination benefits based upon years of service. Steward accrues employee termination benefits for future absences attributable to services previously rendered in the period when the benefit vests and becomes both probable of being paid and estimable. Costs of Borrowing Costs associated with the System’s mortgage liabilities are deducted directly from the carrying amount of the related debt and amortized as a component of interest expense over the term of the respective agreements. Costs associated with the System’s revolving credit facility are capitalized within other assets and amortized as a component of interest expense over the term of the facility. Deferred debt issuances costs were $14.8 million and $23.1 million as of December 31, 2018 and 2017, respectively. Amortization expense related to debt issuance costs was approximately $4.4 million and $2.5 million for the years ended December 31, 2018 and 2017, respectively, and was recognized as a component of interest expense in the consolidated statements of operations. Inventories Inventories are recorded at the lower of cost (first-in, first-out method) or market. Other Revenue Other revenue includes certain investment income, rental income, parking and cafeteria revenue, and other non-patient revenue, as well as revenue from non-premium related managed care arrangements.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 21 2. Summary of Significant Accounting Policies (continued) Non-controlling Interests in Consolidated Entities Non-controlling interests represent the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The System’s accompanying consolidated financial statements include all assets, liabilities, revenues, and expenses at their consolidated amounts, which include the amounts attributable to the System and the non-controlling interests. The System recognizes as a separate component of equity and earnings the portion of income or loss attributable to noncontrolling interests based on the portion of each entity not owned by the System. The System applies the provisions of ASC 810, Consolidation, which requires the System to clearly identify and present ownership interests in subsidiaries held by parties other than the System in the consolidated financial statements within the equity section. It also requires the amounts of consolidated net earnings attributable to the System and to the non-controlling interests to be clearly identified and presented on the face of the consolidated statements of operations. Redeemable Non-controlling Interest in Consolidated Entities The System consolidates eight subsidiaries with non-controlling interests that include third-party partners that own limited partnership units with certain redemption features, which were acquired in connection with the IASIS Merger. The redeemable limited partnership units require the System to buy back the units upon the occurrence of certain events at the stated redemption value of the units. In addition, the limited partnership agreements for certain of the limited partnerships provide the limited partners with put rights that allow the units to be sold back to the System, subject to certain limitations, at the redemption value of the units. According to the limited partnership agreements, the redemption value of the units for this repurchase purpose is generally calculated as the product of the most current audited fiscal period’s EBITDA (earnings before interest, taxes, depreciation, amortization and management fees) and a fixed multiple, less any long-term debt of the entity. In the event of a redemption, the agreed-upon value shall be determined by Steward, as the General Partner, in good faith and an independent third-party valuation may be obtained. The majority of these put rights require an initial holding period of six years after purchase, at which point the holder of the redeemable limited partnership units may put back to the System 20% of such holder’s units. Each succeeding year, the number of vested redeemable units will increase by

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 22 2. Summary of Significant Accounting Policies (continued) 20% until the end of the tenth year after the initial investment, at which point 100% of the units may be put back to the System. The limited partnership agreements also provide that under no circumstances shall the System be required to repurchase more than 25% of the total vested redeemable limited partnership units in any fiscal year. The equity attributable to these interests has been classified as non-controlling interests with redemption rights in the accompanying consolidated balance sheets. Accumulated Other Comprehensive Loss – AOCI Other comprehensive loss includes amounts related to pension plans and unrealized losses related to available-for-sale securities and is reported in the consolidated statements of comprehensive loss. Other comprehensive loss for the years ended December 31, 2018 and 2017, are as follows (in thousands of dollars): 2018 2017 Balance at beginning of fiscal year $ (3,772) $ (1,707) Other comprehensive loss for the year (7,342) (2,065) Balance at end of fiscal year $ (11,114) $ (3,772) Going Concern Considerations Given the System has available cash on hand, as well as borrowing capacity on the Revolver, it believes that it will have sufficient capital to satisfy the estimated liquidity needs 12 months from the issuance of the financial statements.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 23 2. Summary of Significant Accounting Policies (continued) Recently Issued or Adopted Accounting Pronouncements Newly Adopted In January 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. (ASU) 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires entities to measure equity investments except those accounted for under the equity method of accounting or those that result in consolidation of the investee to recognize any changes in fair value in net income/loss. The System adopted this standard prospectively on its required effective date of January 1, 2018. The adoption of this standard did not have a material impact on its consolidated financial statements or disclosures. In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 amends the guidance in ASC Topic 230, Statement of Cash Flows, which often requires judgment to determine the appropriate classification of cash flows as operating, investing, or financing activities, and has resulted in diversity in practice in how certain cash receipts and cash payments are classified. The System adopted this standard on its required effective date of January 1, 2018. The adoption of this standard did not have a material impact on its statements of cash flows. In November 2016, the FASB issued ASU 2016-18, Restricted Cash. ASU 2016-18 is intended to reduce the diversity in practice around how restricted cash is classified within the statement of cash flows. The System adopted this standard on its required effective date of January 1, 2018. The adoption of this standard did not have a material impact on its statements of cash flows. In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. The System adopted this standard on its required effective date of January 1, 2018. The adoption of this standard did not have a material impact on its consolidated financial statements or disclosures.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 24 2. Summary of Significant Accounting Policies (continued) In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. The System early adopted this standard in 2018. The adoption of ASU 2017-04 did not have a material impact on its consolidated financial statements or disclosures. Recently Issued In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for these goods and services. An entity also should disclose sufficient quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the System for annual periods beginning after December 15, 2018 (as amended in August 2015 by ASU 2015-14, Deferral of the Effective Date). The System is evaluating the effects the adoption of this standard will have on its consolidated financial statements and disclosures. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on the balance sheet via a right-of-use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the System for annual periods beginning after December 15, 2019. While the System expects ASU 2016-02 to add significant right-of-use assets and lease liabilities to the consolidated balance sheets, it is evaluating other effects that the new standard will have on its consolidated financial statements and disclosures. In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which will change how entities account for credit losses for most financial assets, trade receivables, and reinsurance receivables. The standard will replace the existing incurred loss impairment model with a new current expected credit loss model that generally will result in earlier recognition of credit losses. The standard will apply to financial assets subject to credit losses, including loans measured at amortized cost, reinsurance receivables, and certain off-balance sheet credit exposures. Additionally, the impairment of available-for-sale debt securities, including purchased credit deteriorated securities, is subject to the new guidance and will be measured in a similar manner, except that losses will be recognized as allowances rather than reductions in the

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 25 2. Summary of Significant Accounting Policies (continued) amortized cost of the securities. ASU 2016-13 is effective for the System for annual periods beginning after December 15, 2020, with early adoption permitted for annual periods beginning after December 15, 2018. The System is evaluating the effects the adoption of this standard will have on its consolidated financial statements and disclosures. Subsequent Events Steward evaluates the impact of subsequent events, which are events that occur after the balance sheet date, but before the consolidated financial statements are issued, for potential recognition in the consolidated financial statements as of the balance sheet date or disclosure in the consolidated financial statements. Steward has evaluated the impact of subsequent events through June 28, 2019, representing the date at which the consolidated financial statements were available to be issued. 3. Executory Contract Assumed Through Acquisition and Contemplated by System, Seller and Advisors as Part of Determining Purchase Price Executory Information Technology (“IT”) Contract The System has recorded a cumulative of $67.7 million of operating expenses and capital costs associated with an executory IT contract for a new electronic health record and revenue cycle system that was assumed as part of the IASIS transaction. These amounts include implementation fees, service fees, and hosting fees committed to by prior ownership. The impact of the executory IT contract was contemplated by the System, its advisors, and IASIS as part of determining the purchase price for the IASIS net assets acquired. Much like the System would likely have to compensate a third-party buyer or assuming party of the executory contract for the underlying products and services, these amounts were modeled by the System and seller and considered in determining the purchase price for the IASIS net assets acquired. Although many of the amounts were committed to prior to ownership by Steward, certain of these costs are included in net loss in the post-acquisition period. In addition, the System reserved or wrote off $45 million of acquired patient accounts receivable as well as other amounts throughout 2018 that the System believes the collectability was adversely affected by the system issues. The System believes these costs are not reflective of go-forward operating performance, and has taken steps to enter into a replacement contract with a new vendor and address the current assumed contract. One of the significant financial impacts of the executory IT contract on the System is the impact on timely cash collections of patient accounts receivable balances. The delay in collections has led

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 26 3. Executory Contract Assumed Through Acquisition and Contemplated by System, Seller and Advisors as Part of Determining Purchase Price (continued) to an increase of related days revenue in accounts receivable outstanding, which has been running consistently higher in the facilities operating under the IT contract as compared to the System’s other hospitals operating under a different IT contract. The System has made significant investments to remedy the implementation issues associated with the IT contract. While this has improved collections for services subsequent to the end of the period, the System has taken steps to enter into a replacement contract with a new vendor which they expect will mitigate future degradation in collections. Subsequent to year-end, the System filed suit against the provider of the executory IT contract assumed as part of the IASIS transaction for “serious and continuing breaches of its obligation to provide a safe and efficient…billing system.” As stated in the complaint, “the defective…system has been plagued with errors and workflow problems that have disrupted…billing, delayed accounts receivable, resulted in untimely claims, necessitated thousands of hours of extra work by Steward, and hampered internal communication and reporting.” As part of the complaint, the System asserts that it has identified and seeks to recover over $200 million in damages as a result of errors associated with the IT system. The complaint states that, “Since implementing [the product associated with the executory IT contract, the System] has incurred over $210 million in cash losses, including expenditures of over $130 million to implement [the IT system] and roughly $80 million in lost collections.” No potential recoveries associated with this claim have been recognized in the accompanying financial statements. St. Joseph’s Medical Center Executory Contract The System has recognized a cumulative of $20.7 million in operating expense associated with an executory contract assumed as part of the IASIS transaction at St. Joseph’s Medical Center in Houston, Texas to remediate CMS survey sanctions. The System, as acquirer, was required to incur additional costs to maintain the license for CMS participation. These costs were contemplated by the System as part of determining the purchase price for the IASIS acquisition. Although the costs were committed to prior to ownership by Steward, these costs increase the net loss in the current period. The Contract terminated in 2018 with successful remediation of the CMS findings.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 27 4. Acquisitions Steward accounts for all transactions that represent business combinations using the acquisition method of accounting, where the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquired entity are recognized and measured at their fair values on the date the System obtains control in the acquiree. Such fair values that are not finalized for reporting periods following the acquisition date are estimated and recorded as provisional amounts. Adjustments to these provisional amounts during the measurement period (defined as the date through which all information required to identify and measure the consideration transferred, the assets acquired, the liabilities assumed, and any non-controlling interests has been obtained, limited to one year from the acquisition date) are recorded when identified. Goodwill is determined as the excess of the fair value of the consideration conveyed in the acquisition over the fair value of the net assets acquired. Transaction expenses related to preliminary and closed acquisitions were approximately $49.8 million during the year ended December 31, 2017. CHS Transaction On May 1, 2017, Steward completed the acquisition of eight hospitals with affiliated outpatient service facilities and physician clinics from Community Health Systems, Inc. The hospitals acquired include: Licensed # Hospital Location of Beds Easton Hospital Easton, PA 196 Sharon Regional Health System Sharon, PA 258 Northside Medical Center Youngstown, OH 355 Trumbull Memorial Hospital Warren, OH 311 Hillside Rehabilitation Hospital Warren, OH 69 Wuesthoff Health System – Rockledge Rockledge, FL 298 Wuesthoff Health System – Melbourne Melbourne, FL 119 Sebastian River Medical Center Sebastian, FL 154 1,760

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 28 4. Acquisitions (continued) Subsequent to the completion of the acquisition, Steward closed the inpatient service lines at Northside Medical Center. Multiple medical practices continue at the location along with outpatient lab services, radiology, mammography and sleep studies. The total purchase price of $311.9 million comprised cash consideration of approximately $3.7 million, $301.3 million in assumption of financing obligations to Medical Properties Trust (MPT) and approximately $6.9 million in non-controlling interests in the acquiree. The cash consideration was provided by the System for the purchase of the personal property and operations of the Hospitals. The financing obligations were assumed in connection with a saleleaseback arrangement under the MPT Master Lease Agreement between MPT and CHS for all real property previously owned by CHS (MPT/CHS Transaction). The following table summarizes the estimated fair values of the assets acquired, liabilities assumed, and consideration transferred at the acquisition date of May 1, 2017 (in thousands): Property and equipment $ 282,226 Other assets 44,044 Total assets acquired 326,270 Liabilities 14,341 Total liabilities assumed 14,341 Net assets acquired 311,929 Cash consideration 3,742 MPT financing obligation 301,292 Non-controlling interests 6,895 Total consideration $ 311,929 IASIS Merger On September 29, 2017, the System completed the IASIS Merger by acquiring all of the outstanding shares of IASIS Healthcare Corporation. Cash provided by Steward totaled $419.2 million. Additional cash consideration received from by MPT approximated $115 million toward the merger partially in exchange for equity interests in Steward.

Steward Health Care System LLC

Notes to Consolidated Financial Statements (continued)

4. Acquisitions (continued)

In connection with the IASIS Merger, MPT and IASIS entered into a sale-leaseback and mortgage financing arrangement (MPT/IASIS Transaction) immediately prior to the merger, which consisted of a sale of certain real estate holdings of IASIS totaling $710 million and a mortgage financing for certain real estate holdings of IASIS for an additional $700 million. Steward assumed the MPT financing obligation under the MPT Master Lease Agreement and mortgage as part of the merger. In addition, Steward acquired $104.7 million in non-controlling interests as part of the IASIS Merger.

At the time of the completion of the IASIS Merger, IASIS owned and operated seventeen hospitals, one behavioral health hospital, and several affiliated outpatient service facilities and physician clinics. The hospitals acquired include:

Hospital	Location	Licensed # of Beds
Davis Hospital and Medical Center	Layton, UT	220
Jordan Valley Medical Center	West Jordan, UT	172
Jordan Valley Medical Center—West	West Valley, UT	102
Mountain Point Medical Center	Lehi, UT	40
Salt Lake Regional Medical Center	Salt Lake City, UT	158
Mountain Vista Medical Center	Mesa, AZ	178
St. Luke's Medical Center	Phoenix, AZ	200
St. Luke's Behavioral Health Center	Phoenix, AZ	124
Tempe St. Luke's Hospital	Phoenix, AZ	87
Odessa Regional Medical Center	Odessa, TX	225
Southwest General Hospital	San Antonio, TX	327
St. Joseph Medical Center	Houston, TX	790
The Medical Center of Southeast Texas	Port Arthur, TX	199
The Medical Center of Southeast Texas—Victory	Beaumont, TX	17
Wadley Regional Medical Center	Texarkana, TX	370
Glenwood Regional Medical Center	West Monroe, LA	278
Wadley Regional Medical Center	Hope, AR	79
Pikes Peak Regional Hospital	Woodland Park, CO	15
		3,581

In connection with the IASIS Merger, Steward also acquired Health Choice and related entities, a managed care organization and insurer that delivers healthcare services to members through multiple health plans, accountable care networks, and managed care solutions. Health Choice is headquartered in Phoenix, Arizona.

29

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 30 4. Acquisitions (continued) The following table summarizes the estimated fair values of the assets acquired, liabilities assumed and consideration transferred at the merger date of September 29, 2017 (in thousands): Cash and cash equivalents $ 88,572 Patient accounts receivable 329,902 Other accounts receivable 8 8,534 Estimated settlements with third-party payors 5 ,126 Inventories 6 8,253 Prepaid expenses 2 7,643 Other current assets 6 ,026 Property and equipment 1 ,786,456 Other assets 4 3,010 Intangible assets 7 0,413 Total assets acquired 2 ,513,935 Current portion of long-term debt 6,442 Accounts payable and accrued expenses 126,363 Medical claims 145,176 Sale-leaseback financing obligation 35,452 Other current liabilities 231,218 Deferred taxes 268,461 Other liabilities 59,789 Total liabilities assumed 872,901 Net assets acquired 1 ,641,034 Cash consideration 534,199 MPT financing obligation 1 ,410,000 Non-controlling interest 104,770 Total consideration $ 2,048,969 Goodwill $ 407,935

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 31 4. Acquisitions (continued) As part of the IASIS Merger, the System acquired separately identifiable intangible assets in Health Choice’s contract with AHCCCS valued at $5.2 million and amortized over 15 years and member relationships valued at $64.1 million and amortized over 8 years. As of December 31, 2018, the contract with AHCCCS and the member relationships intangibles were $4.8 million and $54.1 million, net of accumulated amortization, respectively. The System expects total amortization expense for these intangible assets to be $8.4 million per year for the next five years. The System’s final valuation of the fair market value of the IASIS Merger’s assets and liabilities resulted in adjustments to the preliminary opening balance sheet. The adjustments primarily related to the final valuation of property and equipment and intangible assets resulting in a decrease to goodwill of $29.6 million during 2018. The total consideration of the IASIS Merger has been allocated to the assets acquired and liabilities assumed based upon their respective fair values. The purchase price represented a premium over the fair value of the net tangible and identifiable intangible assets acquired for reasons such as: • The expansion of the number of markets in which the System operates; • The extension and strengthening of the System’s hospital and physician networks; • The expansion of the System’s ACO and value-based strategies into new markets; • The centralization of many support functions; and • The elimination of duplicate corporate functions. 5. Charity Care Steward provides care without charge or at amounts less than established rates to patients who meet certain criteria under the System’s charity care policies. Because the System does not pursue collection of amounts determined to qualify as charity care, they are not reported as revenue. The estimated cost of this charity care for 2018 and 2017 was approximately $27.8 million and $30.8 million, respectively. The cost of charity care is estimated using the cost-to-charge ratio for each Steward facility.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 32 6. Third-Party Reimbursement Steward and its subsidiaries have agreements with third-party payors that provide for payments to the respective organizations at amounts different from their established rates. A summary of the payment arrangements with major third-party payors is as follows: Medicare The System’s acute care hospitals are subject to a federal prospective payment system (PPS) for Medicare non-capitated inpatient hospital services, inpatient psychiatric facility services, inpatient rehabilitation facility services, inpatient skilled nursing facility services, and certain outpatient services. Under these prospective payment methodologies, Medicare pays a prospectively determined rate per discharge, per day, or per visit for non-physician services. These rates vary according to the Diagnosis Related Group (DRG), Resource Utilization Group, or Ambulatory Payment Classification of each patient. Capital costs related to Medicare inpatient PPS services are paid based upon a standardized amount per discharge weighted by DRG. Certain outpatient services are reimbursed according to fee screens. The hospitals are reimbursed for costreimbursable items at a tentative interim rate, with final settlement determined after submission of annual cost reports, audits thereof by the Medicare fiscal intermediary, and other subsequent reviews by the applicable review boards, if deemed necessary. The System also receives Medicare supplemental payments, referred to as disproportionate share, based on the number of Medicaid and similar patients it serves. Final settlements of disproportionate share payments are also determined after submission of annual cost reports, audits thereof by the Medicare fiscal intermediary, and other subsequent reviews by the applicable review boards, if deemed necessary. Laws and regulations governing the Medicare and Medicaid programs, including those related to the disproportionate share formula and the requirements for inclusion of certain types of patient days, are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates, including recorded patient service revenue related to disproportionate share payments, will change by a material amount in the near term. Medicaid Medicaid programs are jointly funded by federal and state governments and are administered by states under an approved plan that provides hospital and other healthcare benefits to qualifying individuals who cannot afford care. All of the System’s hospitals are certified as providers of Medicaid services. State Medicaid programs may use a prospective payment system, cost-based payment system or other payment methodology for hospital services. However, Medicaid reimbursement is often less than a hospital’s cost of services.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 33 6. Third-Party Reimbursement (continued) Inpatient services rendered to Medicaid program beneficiaries are reimbursed on an interim prospectively determined per diem rate. Outpatient services rendered to Medicaid program beneficiaries are reimbursed on an interim prospectively determined per-visit amount. Final determination of amounts reimbursed is subject to review and settlement by appropriate governmental authorities or their agents. Texas Supplemental Medicaid Programs All of the acute care hospitals acquired from the IASIS Merger in Texas currently receive supplemental Medicaid reimbursement. Programs approved by Centers for Medicare & Medicaid Services (CMS) have expanded the community healthcare safety net by providing indigent healthcare services. Under the Medicaid waiver, funds are distributed to participating hospitals based upon both the costs associated with providing care to individuals without third-party coverage and the investment made to support coordinating care and quality improvements that transform the local communities’ care delivery systems. The responsibility to coordinate and develop plans that address the concerns of the local delivery care systems, including improved access, quality, cost effectiveness, and coordination, will be controlled primarily by public hospitals or local government entities that serve the surrounding geographic areas. Complexities of the underlying methodologies in determining the funding for the state’s Medicaid supplemental reimbursement programs, along with a lack of sufficient resources at the Texas Health and Human Services Commission to administer the programs, have historically resulted in a delay in related reimbursements. As of December 31, 2018 and 2017, respectively, the System has $42.9 million and $62.3 million in receivables due to Texas hospitals in connection with these supplemental reimbursement programs. Revenue recognized under these Texas private supplemental programs, including Texas Medicaid DSH, totaled $73.6 million and $15.0 million in 2018 and 2017, respectively. Other Payor Arrangements The System has entered into other payment agreements with various other HMOs and preferred provider organizations. The basis for payment under these agreements includes prospectively determined rates per discharge and per day; discounts from established charges; fee screens; and capitation fees earned on a per-member, per-month basis.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 34 6. Third-Party Reimbursement (continued) Net Patient Service Revenue by Major Source of Payor For the years ended December 31, 2018 and 2017, the System’s net patient service revenue by major source of payor consisted of the following: 2018 2017 Government-based payors 37% 38% Commercial-based payors 49 48 Self-pay payors 10 9 Other payors 4 5 100% 100% 7. Property and Equipment Property and equipment at December 31, 2018 and 2017, consisted of the following (in thousands of dollars): 2018 2017 Land and improvements $ 4,299 $ 1 95,926 Building and improvements 731,855 1,954,351 Equipment 1,110,740 930,583 Leasehold improvements 102,955 87,291 1,949,849 3,168,151 Less accumulated depreciation and amortization (659,768) (601,045) 1,290,081 2,567,106 Construction-in-progress 49,705 88,541 $ 1 ,339,786 $ 2 ,655,647 For the years ended December 31, 2018 and 2017, the System capitalized software costs of $89.1 million and $7.5 million, respectively, included in equipment above.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 35 8. Long-Term Debt The table below shows the System’s long-term debt as of December 31, 2018 and 2017, (in thousands of dollars): 2018 2017 Mortgage liabilities $ 7 27,000 $ 1 ,314,808 Revolving credit agreement 5 65,000 6 15,000 Equipment master lease 1 5,202 2 2,080 Capital lease obligations 2 7,710 3 4,865 Other long-term debt 1 8,397 2 57 Total long-term debt 1 ,353,309 1 ,987,010 Less current portion (17,875) (79,853) $ 1 ,335,434 $ 1 ,907,157 Future payments related to the System’s long-term debt at December 31, 2018, are as follows for the years indicated (in thousands of dollars): Mortgage Liabilities Revolving Credit Agreement Other 2019 $ – $ – $ 21,040 2020 – – 11,309 2021 – – 7,065 2022 – 565,000 4,253 2023 – – 14,052 Thereafter 727,000 – 9,155 Total payments $ 727,000 $ 565,000 66,874 Less amounts representing interest (5,565) $ 61,309

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 36 8. Long-Term Debt (continued) Real Estate Loan Agreement The System entered into a series of agreements with MPT related to the real property of nine acute care hospital campuses in October 2016. As part of this transaction, the System obtained mortgage financing for four of Steward’s hospital campuses (the 2016 Mortgages) in the amount of $600 million, assumed financing obligations under the MPT Master Lease Agreement for the other five campuses and sold MPT a 4.9% preferred equity interest in the System. The 2016 Mortgages were secured by the real property associated with the mortgaged hospital campuses located in Massachusetts, among other items. On September 29, 2017, the date of the IASIS Merger, Steward entered into a Joinder and Amendment to Real Estate Loan Agreement (the Mortgage Joinder) that amended the 2016 Mortgages. As a result of this Mortgage Joinder, additional loan proceeds totaling $700 million were provided simultaneously with the IASIS Merger (the 2017 Mortgages) to retire outstanding debt of IASIS. Additionally, $15 million was added to the loan bases for the 2016 Mortgages. The 2017 Mortgages were secured by the real property associated with hospital campuses located in Utah acquired as part of the IASIS Merger. On November 30, 2018, Steward entered into amendments to the 2017 Mortgages increasing the principal amount of these mortgages by $27 million. The 2017 Mortgages bear the same interest rate as the 2016 Mortgages of 7.5% for 2018. All payment terms and the maturity date of October 31, 2031 are identical to the 2016 Mortgages as a result of the Mortgage Joinder. In 2018, the real property associated with the 2016 Mortgages was sold to MPT in exchange for $42.8 million in cash and the repayment of the 2016 Mortgages. The system simultaneously entered into leases with MPT under the MPT Master Lease Agreement for the four hospital campuses that were sold. As a result, approximately $3.5 million of previously capitalized debt issuance costs were written off as additional interest expense in 2018. For the years ended December 31, 2018 and 2017, interest expense under both sets of mortgage agreements was approximately $95.1 million and $57.3 million, respectively. The mortgage agreements, as amended, contain certain affirmative covenants and events of default, which, among other things, require the System to maintain compliance with certain financial covenants. As of December 31, 2018, Steward was in compliance with the covenants.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 37 8. Long-Term Debt (continued) Revolving Credit Agreement On June 20, 2011, Steward and certain of its subsidiaries and affiliates (as co-borrowers) and Steward Health Care Holdings LLC, a controlled affiliate of the financial sponsor and Steward’s parent (as guarantor), entered into a Credit Agreement (Revolver) with three financial institutions as lenders. On March 6, 2017, Steward entered into the Tenth Amendment to the Revolver which amended provisions that had no significant accounting impact. On May 1, 2017, Steward entered into the Eleventh Amendment to the Revolver, which increased the revolving commitments by a total of $155 million, to bring total revolving commitments to $355 million. On September 29, 2017, Steward entered into the Twelfth Amendment to the Revolver, which increased the revolving commitments by a total of $370 million, to bring total revolving commitments to $725 million. The Twelfth Amendment included a First In Last Out (FILO) facility of $125 million, which initially matured in February 2018. An additional $16.6 million in debt issuance costs was deferred during 2017 as a result of these amendments. On January 30, 2018, Steward entered into the Thirteenth Amendment, which extended $65 million of the FILO credit facility to February 2019. Steward entered into the Fourteenth Amendment to the Revolver on March 13, 2018, and the Fifteenth Amendment to the Revolver on May 2, 2018, which amended provisions that had no significant accounting impact. On February 1, 2019, Steward entered into the Sixteenth Amendment and on February 12, 2019, Steward entered into a FILO Commitment Increase Agreement, which extended $65 million of the FILO credit facility to September 29, 2022, coterminous with the System’s other revolving commitments. On April 5, 2019, Steward entered into a FILO Commitment Increase Agreement, which increased the FILO facility by $45 million, coterminous with the System’s other revolving commitments. Collectively, the Credit Agreement and the Amendments are referred to hereinafter as the Revolver. As of December 31, 2018, the System had an outstanding balance, issued letters of credit, and borrowing availability on the Revolver of approximately $565 million, $17.9 million, and $82.1 million, respectively. The borrowing rate at December 31, 2018, was 5.0625% for Eurodollar loans and 7.0% for ABR loans. Interest expense under the Revolver for the years ended December 31, 2018 and 2017, was approximately $29.3 million and $9.8 million, respectively. Under the Revolver, the System may request Letters of Credit at any time, and from time to time prior to the Maturity Date, up to an aggregate amount of $75.0 million. Upon the occurrence of an event of default, including payment defaults; breaches of covenants; and certain levies, attachments, and other restraints on the System’s business, the commitments under the Revolver may terminate and all outstanding obligations will become immediately due and payable.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 38 8. Long-Term Debt (continued) The Revolver also contains subjective acceleration clauses, which provide the lenders the ability to demand repayment of the loan early upon certain conditions that constitute a material adverse change, as defined. Borrowings under the Revolver are secured by tangible assets of the System, excluding real property assets. Equipment Master Lease Agreement On March 12, 2012, Steward entered into an Equipment Master Lease agreement to finance the purchase of property, plant, and equipment. Amounts borrowed under the Equipment Master Lease are payable in equal monthly installments over five years and bear interest as of December 31, 2018, at approximately 7.5% annually. Interest expense recorded under the Equipment Master Lease was approximately $1.2 million and $1.4 million for the years ended December 31, 2018 and 2017, respectively. As long as amounts are outstanding, the Equipment Master Lease requires Steward to maintain financial covenants with respect to a Fixed Charge Coverage Ratio and a Funded Debt to EBITDA ratio. For the quarter ended December 31, 2018, Steward has not demonstrated compliance with a portion of the required thresholds. However, the terms of the Equipment Master Lease provide for a 30-day cure period before such defaults are considered events of default. Steward believes that the defaults will be cured within the cure period and therefore has concluded that these defaults do not constitute an event of default. Borrowings are secured by the underlying equipment leased under the Equipment Master Lease. The net book value of equipment acquired under the Equipment Master Lease as of December 31, 2018 and 2017, was approximately $26.6 million and $33.3 million, respectively. Other Capital Leases In addition to leases outstanding under the Equipment Master Lease discussed above, Steward and its affiliates lease equipment under various other capital leases. The net book value of equipment recorded under capital leases other than the Equipment Master Lease amounted to approximately $19.2 million and $14.6 million at December 31, 2018 and 2017, respectively.

Steward Health Care System LLC

Notes to Consolidated Financial Statements (continued)

9. Leases

The System leases various buildings, office space, and equipment under capital and operating lease agreements. These leases expire at various times and have various renewal options. Rent expense amounted to approximately $212.9 million and $106.3 million for the years ended December 31, 2018 and 2017, respectively.

On October 26, 2018, Steward entered into an amendment of the MPT Master Lease Agreement which removed provisions that implied continuing involvement for the majority of the underlying properties. Previously, these transactions were accounted for under the guidance as sale-leaseback financing obligations, as the System was deemed to have continuing involvement in the assets on their respective date of transaction that was technically prohibited per the guidance in ASC Subtopic 840-40, *Leases – Sale-Leaseback Transactions*. Therefore, Steward recorded current and long-term sale-leaseback financing obligations for these properties. The System recorded interest expense of approximately $39.6 million and $31.4 million related to these financing obligations during the years ended December 31, 2018 and 2017, respectively.

For the properties that qualified for sale-leaseback accounting as a result of the amendment of the MPT Master Lease Agreement, Steward recorded a deferred gain of $688.1 million in the accompanying consolidated balance sheet and recognized a net gain of $3.9 million immediately in the accompanying consolidated statements of operation. The Master Lease Agreement has three five-year options to extend and contains a rent escalator that is adjusted annually.

Future minimum lease payments as of December 31, 2018, are as follows (in thousands):

	Operating leases	Financing Obligations
2019	$ 321,720	$ 16,107
2020	314,885	17,045
2021	311,361	17,383
2022	299,835	17,729
2023	292,384	18,082
Thereafter	1,707,499	142,654
Total payments	$ 3,247,684	$ 229,000
Less amounts representing interest		(35,487)
		$ 193,513

39

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 40 9. Leases (continued) Lease rental income was approximately $23.4 million and $10.1 million for the years ended December 31, 2018 and 2017, respectively. Minimum future rental income under operating subleases as of December 31, 2018, is as follow (in thousands): 2019 $ 15,817 2020 10,013 2021 8,180 2022 7,674 2023 5,968 Thereafter 5,204 Total rental income $ 52,856 10. Goodwill The following table provides information on changes in the carrying amount of goodwill, which is included in the accompanying consolidated balance sheets as of December 31, 2018 and 2017 (in thousands of dollars): 2018 2017 Beginning Balance $ 512,952 $ 75,406 IASIS Merger purchase price accounting adjustments (29,611) - Decrease in goodwill resulting from sale of business (8,867) - Goodwill acquired during the year - 437,546 Ending Balance $ 474,474 $ 512,952

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 41 11. Deferred Gains Deferred gain liabilities at December 31, 2018 and 2017, consisted of the following (in thousands of dollars): 2018 2017 Deferred gain on sale-leasebacks, net $ 687,304 $ 25,474 (a) Deferred gain on asset purchase agreement – Quest Diagnostics 16,000 19,000 (b) Other – 1,831 Total deferred gain liabilities $ 703,304 $ 46,305 (a) During 2018, $12.1 million of deferred gains from sale-leaseback transactions was amortized against rent expense on a straight-line basis. (b) On April 15, 2014, Steward entered into an Asset Purchase Agreement (APA) and a noncompete agreement with Quest Diagnostics LLC (Quest), in which Quest agreed to give Steward total consideration of approximately $35 million in exchange for purchasing Steward’s clinical laboratory testing and cytology services businesses and in exchange for entering into a non-compete agreement. Of the total consideration of $35 million, $30 million was paid by Quest as of the date of closing of the APA, and is being recognized by Steward on a straight-line basis over the ten-year term of the non-compete agreement. The recognition of the consideration received is included within other revenue in the consolidated statements of operations. 12. Members’ Equity The System has two authorized classes of membership interests in the form of common membership interests and preferred membership interests. As of December 31, 2018 and 2017, there were 100 common membership interests authorized and outstanding. All of the System’s outstanding common membership interests are held by Steward Health Care Holdings LLC, a controlled affiliate of the financial sponsor. The System may issue additional common membership interests only by the vote or written consent of the members holding a majority of the membership interests. Each membership interest represents the holder’s interest in the net profits, losses, and distributions of the System. On October 3, 2016, the System issued 5.1424 preferred membership interests. These interests were issued in exchange for consideration of $50 million. On September 29, 2017, the System

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 42 12. Members’ Equity (continued) issued 5.84539 preferred membership interests. These interests were issued in exchange for consideration of $100 million. These interests in total remain authorized and outstanding as of December 31, 2018. The preferred interests are held by MPT Sycamore OPCO LLC and were purchased as part of the MPT transaction in 2016 and the IASIS Merger in 2017. The preferred membership interests, with respect to rights upon liquidation, dissolution, or winding up of the affairs of the System, rank senior and prior to the common membership interests. These preferred interests are not redeemable, and are convertible into common membership interests based on the conversion ratio in effect at the time of conversion. Dividends are payable when, as, and if declared by the Management Board. Equity Incentive Plan Certain of the System’s management have been awarded Class A1, B4, and C1 Interests in Steward Health Care Investors LLC (Investors), a controlled affiliate of the financial sponsor and the holder of all of the outstanding membership interests of Steward Health Care Holdings LLC. The Class A1, B4 and C1 Interests typically vest over a four-year period subject to meeting the time-based and performance-based requirements defined in the individual award agreements. In the event of a sale of all or substantially all of the assets of Investors, and provided the holder of the interests remains employed on the date the sale is consummated, any time-based interests not then vested will become fully vested. For Class A1 and B4 Interests, vested and unvested interests are forfeited without payment of any consideration when an employee is terminated for cause. If the employee ceases to provide services to the System for any other reason, the unvested interests are forfeited and any vested interests are retained, subject to Investors exercising their right to repurchase the vested interests at fair value as provided for in the award agreement. For Class C1 Interests, vested and unvested interests are forfeited without payment of any consideration when an employee ceases employment with the System. The Class A1, B4 and C1 Interests are considered a share-based payment and are therefore accounted for in accordance with ASC 718, Compensation – Stock Compensation, which requires that the cost of equity-based awards be measured based on the grant date fair value of the award and recognized in the System’s consolidated financial statements over the period during which an employee is required to provide service in exchange for the award or the requisite service period. The grant date fair values of those interests subject to time-based vesting requirements are recognized on a straight-line basis over the vesting period. The grant date fair values of those interests subject to performance-based vesting requirements are recognized using an accelerated

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 43 12. Members’ Equity (continued) attribution method over the vesting period, subject to a determination by management that the performance-based vesting requirements are probable of being achieved. 13. Employees’ Retirement Plans Defined Contribution Plans Certain of the System’s subsidiaries maintain the Steward Health Care 401(k) Retirement Savings Plan. Participants in this plan have to perform one year of continuous service, work at least 1,000 hours during each year, and have reached the age of 21 in order to be eligible to receive a match under the plan. Under the Steward Health Care 401(k) Retirement Savings Plan, the participating subsidiaries contribute an amount equal to one-half of the participant’s contribution, up to 6%, 8%, or 10% of the eligible participant’s wages depending on age and years of service. Certain members of the multiemployer plan are not eligible for matching contributions. The System maintains the Steward Health Care Acquisition 401(k) Retirement Savings Plan for the employees of the former CHS Hospitals acquired May 1, 2017. Non-union employees are eligible to participate in the plan day one, Pennsylvania union employees excluding Service Employee International Union are eligible to participate after six months of service, and Service Employee International Union and Ohio union employees are eligible to participate after three months of service. The employer matching contributions vary by location and union/non-union status. Match is paid on or around the last day of the first quarter following the end of the plan year. Additionally, the System maintains the IASIS Health Care 401(k) Retirement Plan. Employees who elect to participate generally make contributions from 1% to 20% of their eligible compensation, and the System matches, at its discretion, such contributions up to a maximum percentage. Employees immediately vest 100% in their own contributions and generally vest in the employer portion of contributions over a period not to exceed five years. Expense under defined contribution plans amounted to approximately $20.7 million and $24.4 million for the years ended December 31, 2018 and 2017, respectively. The Steward Health Care Acquisition 401(k) Retirement Savings Plan and IASIS Health Care 401(k) Retirement Plans merged into the Steward Health Care 401(k) Retirement Savings Plan effective January 1, 2019.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 44 13. Employees’ Retirement Plans (continued) Deferred Compensation Plans Certain of the System’s employees participate in a deferred compensation plan whereby the participant can elect to defer up to 50% of his or her annual base salary and bonus compensation. Contributions related to salary and bonus compensation are 100% vested. The System has purchased a group life insurance contract in which the employees’ contributions are invested. The cash surrender value of the insurance contract totaled $23.5 million and $22.3 million as of December 31, 2018 and 2017, respectively, and the balances are recorded as a component of other assets in the consolidated balance sheets. Steward has also recorded an obligation representing the value of the employee contributions of $23.6 million and $21.7 million as of December 31, 2018 and 2017, respectively, recorded as a component of other liabilities in the consolidated balance sheets. In connection with the IASIS Merger, the deferred compensation plan previously maintained by IASIS was frozen. The assets under this plan totaled $13.7 million and $17.0 million as of December 31, 2018 and 2017, respectively, and the balances are recorded as a component of other assets in the consolidated balance sheet. Steward has also recorded an obligation representing the value of these employee contributions of $15.4 million and $18.6 million as of December 31, 2018 and 2017, respectively, recorded as a component of other liabilities in the consolidated balance sheets. Multiemployer Plan On December 15, 2015, Steward entered into an Agreement of Merger and a Participation Agreement whereby it merged the Norwood, Good Samaritan, Morton, and Caritas Plan defined benefit plans (collectively, the Legacy Plans) into the Nurses and Local 813 IBT Retirement Fund (the Plan), a tax-qualified multiemployer defined benefit plan pursuant to Section 3(37)(A) of the Employee Income Security Act of 1974, as amended (ERISA) and U.S. Department of Labor Regulation 2510.3-37, which was established on January 1, 1962, and includes more than 160 contributing employers (the Merger). As a result of the Merger, the Legacy Plans were terminated and the related assets and obligations were transferred to and assumed by the Plan and Steward became a contributing employer to the Plan. Steward transferred approximately $528.7 million of Legacy Plan assets to the Plan in connection with the Merger. The assets transferred included contributions of approximately $21.6 million to the Legacy Plans as a condition of the Merger in order to fund the Legacy Plans to a level that would represent full funding as specified in the Agreement of Merger assuming an investment

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 45 13. Employees’ Retirement Plans (continued) return of 7.25%. The assets transferred also included an additional $5.0 million contribution as a condition of the Merger to further improve the overall funded status of the Plan. The risks of participating in multiemployer plans are different from single-employer plans in the following aspects: • All plan assets are available to satisfy all plan liabilities, and therefore assets, contributed by Steward to the Plan, including those assets contributed in connection with the Merger, can be used to satisfy the liabilities associated with the other participating employers. • If a participating employer stops contributing to the Plan, the unfunded obligations of the Plan may be borne by the remaining participating employers. • If Steward opts to stop participating in the Plan, Steward can be assessed a withdrawal liability based on the underfunded status of the Plan and the System’s history of participation in the Plan prior to its cessation from the Plan. Under the terms of the Participation Agreement entered into between Steward and the Plan in connection with the Merger, Steward will be responsible to make contributions to the Plan as required under the applicable collective bargaining agreements between Steward and certain of its employees who, as a result of the Merger, are participating employees in the Plan. In addition, Steward may be required to make additional contributions pursuant to an Allocation Policy provided for in the Participation Agreement. The Allocation Policy will provide for an allocation of expenses, losses, and gains for the Plan as a whole, as specified in the Participation Agreement, based on the ratio of the accrued liability for the Legacy Plan segment of the Plan (determined on a notional basis) to the total accrued liability of the Plan. Although an accrued liability is determined for the Legacy Plans to facilitate the calculation of any additional contributions by Steward to the Plan in accordance with the Participation Agreement, the accrued liability is determined on a notional basis solely for purposes of determining any additional contributions and is not indicative of a segregation of assets or obligations. The Plan is a multiemployer plan as previously described, and the Plan’s Trust Agreement explicitly provides that all Plan assets are available to satisfy all Plan liabilities. Additional contributions, if any, pursuant to the Allocation Policy are determined based on the expenses, losses, and gains for the Plan as a whole. As a result, the nature of the Allocation Policy reflects a pooling of risks in that any expenses, gains, and losses that may be attributable to the

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 46 13. Employees’ Retirement Plans (continued) notional Legacy Plan segment may be offset by the expenses, gains, and losses incurred in the remainder of the Plan. Accordingly, additional contributions, if any, are not solely attributable to the experience of the notional Legacy Plan segment but are based on the experience of the Plan as a whole. Steward’s participation in the Plan for the years ended December 31, 2018 and 2017, is outlined in the table below. The “EIN Plan Number” column provides the Employer Identification Number (EIN) and the three-digit plan number. The most recent Pension Protection Act zone status available is for the Plan’s year beginning January 1, 2019. The zone status is based on information that Steward received from the Plan and is certified by the Plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration dates of the collective-bargaining agreements to which the Plan is subject. Nurses and Local 813 IBT Retirement Plan 13- 3628926/001 Green Implemented $8.1 million $7.7 million No 11/1/19– 12/31/22 Expiration Date of CBAs (a) Surcharge Imposed: Pension Fund Y/N EIN/Plan Number Zone Status FIP/RP Status Contributions: 2017 (b) Contributions: 2018 (a) As of December 31, 2018, Steward is party to six collective bargaining agreements that require contributions to the Plan. Expiration dates of these collective bargaining agreements range between November 1, 2019 and December 31, 2022. Effective January 1, 2019, certain employees at Holy Family Hospital – Methuen will become participants in the Plan. This agreement expires November 30, 2019. (b) These contributions represented more than 5% of total contributions to the Plan as indicated in the Plan’s most recently available Form 5500 for the 2017 plan year ended December 31, 2017.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 47 13. Employees’ Retirement Plans (continued) On August 2, 2018, the Plan was amended to allow for certain participants to receive their benefit in the form of a lump sum payment. 14. Income Taxes On December 22, 2017, the U.S. government enacted comprehensive tax legislation, referred to as the Tax Cuts and Jobs Act (the Tax Act). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) elimination of the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; and (3) changing rules related to the usage and limitation of net operating loss carryforwards created in tax years beginning after December 31, 2017. U.S. GAAP requires the impact of tax legislation to be recorded in the period of enactment. However, in response to the complexities of the Tax Act, the Securities and Exchange Commission (SEC) issued guidance through Staff Accounting Bulletin No. 118 (SAB 118) to provide companies with relief. The System applied the provisional guidance under SAB 118 since no specific authoritative guidance had been issued for private companies. Specifically, when the initial accounting for items under the Tax Act was incomplete, the guidance allowed companies to include provisional amounts when reasonable estimates could be made. The SEC provided up to a one year measurement period for companies to finalize the accounting for the impact of the new legislation. The Tax Act contributed to a net deferred tax benefit for the System because of lower tax rates expected to be applied to net deferred tax liabilities in the future as well as because of the change in limitation on net operating loss carryforwards. In accordance with SAB 118, the System recorded $7.6 million of deferred tax benefit as a provisional amount and reasonable estimate in connection with the remeasurement of certain deferred tax assets and liabilities net of valuation allowances as of December 31, 2017. During 2018 the System completed its accounting for the tax effects of enactment of the Tax Act, and no material adjustments were required to the provisional amounts recorded in 2017.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 48 14. Income Taxes (continued) The provision for income taxes for the years December 31, 2018 and 2017 consists of the following (in thousands of dollars): 2018 2017 Current: Federal $ 3 3,256 $ 117,821 State and local 7 ,845 15,221 Deferred: Federal (31,873) (218,612) State and local 1 ,536 (26,623) Total income tax expense (benefit) $ 1 0,764 $ (112,193) The difference between the tax provision computed at the statutory rate and the tax provision recorded by Steward for the year ended December 31, 2018 primarily relates to changes in the reserve under ASC 740-10 as well as changes to the valuation allowance, and for the year ended December 31, 2017 primarily relates to changes in the System’s federal and state tax rates as well as changes to the valuation allowance. The System’s deferred tax assets and liabilities as of December 31, 2018 and 2017, are as follows (in thousands of dollars): 2018 2017 Deferred tax assets $ 5 86,435 $ 826,571 Deferred tax liabilities (291,949) (582,150) Valuation allowance (294,965) (257,625) Net deferred tax liabilities $ (479) $ (13,204) For the years ended December 31, 2018 and 2017, significant components of deferred tax assets include deferred gains, net operating losses, other accrued liabilities, and future rent obligations. Deferred tax liabilities relate primarily to fixed assets and intangible assets. Steward has maintained a valuation allowance to recognize only the portion of deferred tax assets more likely than not to be realized. The valuation allowance increased by approximately $37 million during the year ended December 31, 2018, primarily as a result of generating deferred tax assets related to net operating losses.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 49 14. Income Taxes (continued) As of December 31, 2018, Steward had federal net operating loss carryforwards of approximately $16.5 million available to reduce future taxable income, which have no expiration under the new rules under the Tax Act. Steward had state net operating loss carryforwards available to offset future taxable income of approximately $637 million, which are expected to expire between 2027 and 2038. In addition, credit carryforwards of $13.1 million available to offset future federal income tax. The statute of limitations for assessment by the Internal Revenue Service and most state tax authorities is open for tax years ended December 31, 2015 and subsequent for Steward Health Care System LLC and for tax years ended September 30, 2016 and subsequent for the entity acquired in connection with the IASIS Merger. Steward Health Care System LLC is currently under audit by the IRS for the years ended December 31, 2016 and 2017 and by Massachusetts for the year ended December 31, 2016. The entity acquired in the IASIS Merger is under audit by the state of Texas for its 2014 franchise tax year. The System records interest and penalties as a component of income tax expense. Cumulatively, as of December 31, 2018 and 2017 the System recorded $30.9 million and $5.4 million of interest and penalties, of which $25.5 million and $5.4 million were recorded for the years ended December 31, 2018 and 2017, respectively. 15. Contingencies TRACO Malpractice Insurance Steward and certain of its affiliates and associated physicians secure medical malpractice, comprehensive general liability coverage from TRACO. The System previously maintained professional and general liability insurance in excess of self-insured retentions through a commercial insurance carrier for the System’s hospitals acquired in connection with the IASIS Merger. As of December 31, 2018, claims pertaining to these hospitals were covered by TRACO. TRACO provides insurance coverage on a modified claims-made basis through the issuance of two separate policies: a claims-made policy that covers claims made during its term, but not those occurrences for which claims may be made after expiration of the policy; and an IBNR policy that covers those claims that arose during the term of the policy but were not known or reported until after the policy term expired. The TRACO premium is a fixed annual premium and is actuarially determined.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 50 15. Contingencies (continued) The amount of professional and comprehensive general liability insurance expense is based upon estimates prepared by independent actuaries. The accrual for professional and comprehensive general liability costs includes a provision for asserted and unasserted claims and is recorded on an expected, undiscounted basis. TRACO’s estimate of malpractice and other insurance liabilities is based upon complex actuarial calculations that utilize factors such as historical claims experience for TRACO and related industry factors, trending models, estimates for the payment patterns of future claims, and present value discount factors. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. Revisions of estimated amounts resulting from actual experience differing from projected expectations are recorded in the period the information becomes known or when changes are anticipated. The System’s net professional and general liability accrual totaled $127.8 million and $76.2 million as of December 31, 2018 and 2017, respectively. TRACO participates in two layers of excess liability coverage above the policy limits on its primary policies. TRACO’s limits of liability under the first layer are $25.0 million each claim/$25.0 million annual aggregate in excess of the primary policies’ limits relative to medical professional and hospital professional liability, and $25.0 million each claim/$25.0 million annual aggregate in excess of the primary policies’ limits relative to general liability, including personal injury and advertising injury. Under the second layer, TRACO’s limits of liability are $25.0 million each claim/$25.0 million annual aggregate relative to medical professional and hospital professional liability, and $25.0 million each claim/$25.0 million annual aggregate relative to general liability on claims exceeding the limits of the first layer. The System reinsures 100% of the excess liability coverage, subject to the same limits of liability as the excess coverage. Workers’ Compensation Liability Risks The System is subject to claims and legal actions in the ordinary course of business relative to workers’ compensation. To cover these types of claims, the System maintains workers’ compensation insurance coverage with a self-insured retention. The System accrues costs of workers’ compensation claims based upon estimates derived from its claims experience.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 51 15. Contingencies (continued) Loss Contingencies In 2014, a former employee of an entity of Steward filed suit against Steward, alleging breach of contract and breach of the implied covenant of good faith and fair dealing. On June 22, 2017, a jury verdict was returned against Steward for $31.8 million. Of that assessed amount, the jury award was in the amount of $22.6 million and prejudgment interest was in the amount of $9.2 million. On July 3, 2017, Steward filed post-trial motions in the case, asserting among other things that there is no evidence to support the damages awarded and that there were multiple procedural and evidentiary errors made during the course of the trial. On April 18, 2018, the Superior Court conditionally granted Steward’s motion for a new trial on damages unless the plaintiff accepted a remittitur of $10.2 million and prejudgment interest in the amount of $7.8 million. On June 29, 2018, the plaintiff accepted the remittitur, and on July 17, 2018, Steward filed an appeal to the Massachusetts Appeals Court. On January 3, 2019, Steward filed a petition for direct appellate review with the Massachusetts Supreme Judicial Court, requesting the Massachusetts Supreme Judicial Court to take the case on direct appellate review. On February 19, 2019, the Massachusetts Supreme Judicial Court accepted Steward’s petition to take the case for direct appellate review. Although Steward cannot predict the ultimate outcome of this lawsuit, it believes that the jury’s verdict and amount of damages are in error and is vigorously pursuing the case on appeal. At this time, management cannot predict the amount of its payment obligation, but has estimated the range of exposure to be $0.2 million to $18.0 million. It is not possible at this time to reasonably predict the ultimate amount that may be payable within this range. Other Contingencies Steward and its subsidiaries are parties to various legal proceedings and potential claims arising in the ordinary course of their business. In addition, the healthcare industry as a whole is subject to numerous laws and regulations of federal, state, and local governments. Compliance with these laws and regulations is subject to government review and interpretation, as well as regulatory actions, which could result in the imposition of significant fines and penalties, as well as significant repayments of previously billed and collected revenues from patient services. Such compliance in the healthcare industry has recently come under increased governmental scrutiny. Management does not believe that these matters will have a material adverse effect on Steward’s accompanying consolidated financial position, results of operations, or cash flows.

Steward Health Care System LLC Notes to Consolidated Financial Statements (continued) 52 16. Concentrations of Risk Credit Concentration Financial instruments that potentially subject Steward and its subsidiaries to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and accounts receivable. Steward and its subsidiaries’ investments are managed by investment managers based upon guidelines established by the Board. Patient accounts receivable, net of contractuals and before bad debt, at December 31, 2018 and 2017, consisted of the following: 2018 2017 Government-based payors 15% 19% Commercial-based payors 31 33 Self-pay payors 43 40 Other payors 11 8 100% 100% Although management expects the amounts recorded as net accounts receivable at December 31, 2018 and 2017 to be collectible, this concentration of credit risk is expected to continue in the near term. Labor Concentration As of December 31, 2018, approximately 30% of Steward’s employees were covered by collective bargaining agreements. Of those covered by collective bargaining agreements, approximately 18% are covered by agreements that expire within one year.